EXHIBIT 99.1

News Release

Basin Water, Inc. - Investor Update

RANCHO CUCAMONGA, CA, 14 April 2008 — Basin Water Inc. (NASDAQ:BWTR)

Basin Water, Inc. announced today the following information regarding certain financing and purchase arrangements and aspects of its recently-announced Empire transaction.

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Early last year during conference calls held by Basin Water on March 29, 2007 and on May 14, 2007, Basin Water disclosed its intention to enter into third-party financing arrangements whereby Basin Water customers would enter into long-term lease agreements, and the underlying treatment systems would be purchased by outside financial entities. Basin Water would continue to service and maintain those treatment systems for its customers through water services agreements.

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In 2007, Basin Water entered into two such finance and purchase arrangements, the first of which was discussed in Basin Water’s August 14, 2007 press release. Basin Water also discussed and answered questions about this finance and purchase agreement during its conference call held on the same day. As noted in its August 17, 2007 press release, this finance and purchase arrangement involved Basin Water selling ten systems which had been previously placed with five Basin Water customers, including the City of Avondale and the City of Mesa in Arizona, the City of Modesto, the Mission Springs Water District and California Water Services Company. For each of these water treatment systems, Basin Water had executed a long-term water services agreement with these customers to service and maintain those water treatment systems. As noted in the Basin Water Form 10-Q dated August 14, 2007, Basin Water received $500,000 on execution of the purchase agreement and remaining amounts due Basin Water are secured by the treatment systems and lease agreements with our customers noted above.

Later in 2007, Basin Water entered into a similar finance and purchase arrangement with another financial entity for the purchase of water treatment systems that had been placed at two Basin Water customers, Cottonwood, AZ and the East Valley Water District in Southern California. Basin Water has long-term water services agreements with both of these customers to service and maintain their treatment systems.

In the Basin Water 10-K filed for the year-ending December 31, 2007, we provided a table listing the Basin Water customers that accounted for more than 10% of our revenues for the year 2007. The first two customers listed in the table, VL Capital, LLC, which is affiliated with and received funding from CCH Netherlands BV, a subsidiary of CCH International, and Water Services Solutions, LLC, which is affiliated with and received funding from National City Energy Capital, a subsidiary of National City Corporation, are the parties associated with the two finance and purchase transactions discussed above. These two financing entities became Basin Water customers because we sold the treatment units to them, even though the treatment units continue to be utilized by water providers with whom we have service relationships. In 2007 these sales of water treatment units to the two financing entities accounted for 26% and 14% of our revenues, respectively. However, as noted above, for each water treatment unit sold to these entities pursuant to these finance and purchase arrangements, Basin Water retained its water services agreement and relationship with each water provider customer for whom the water treatment unit was deployed. Those water service agreements require Basin Water to provide service and maintenance on behalf of our water provider customers for the water treatment systems deployed at our customer wells, and Basin Water continues to have a direct relationship with all of our water provider customers related to these projects. Basin Water expects to enter into similar financing arrangements in the future.

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As announced in our December 28, 2007 press release, Basin Water completed the sale of the rights to certain water conveyance assets. These assets, held by a Basin Water subsidiary, included an 18-mile water conveyance canal, rights to pump water from the San Bernardino County Basin, other equipment, and other tangible and intangible property that were held by the West Riverside Canal Company and the West Riverside 350 Inch Company. As part of the transaction, Empire Water purchased a 1000 gallon per minute (gpm) nitrate removal system from Basin Water that will be held in inventory until it is deployed at a later date. At the time of the closing, Basin Water received a $300,000 down payment on that unit, and Basin Water will receive the balance at the time the unit is deployed or no later than June 30, 2008.

About Basin Water

Basin Water, Inc. is a provider of reliable, long-term process solutions for a range of clients, which includes designing, building and implementing systems for the treatment of contaminated groundwater, the treatment of wastewater, waste reduction and resource recovery. Basin Water employs treatment technologies including its own proprietary, scalable ion-exchange wellhead treatment system, along with a host of other treatment technologies designed to meet customer needs in an efficient, flexible and cost- effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant operating losses associated with certain of the company’s contracts, the company’s ability to identify and consummate other acquisition opportunities that improve the company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members, the company’s ability to manage its capital to meet future liquidity needs, changes in the board of directors and the timing of the company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

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CONTACT:

Basin Water, Inc.

Michael M. Stark

President & Chief Executive Officer

909 481-6800

www.basinwater.com

SOURCE: Basin Water, Inc.